Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE
Dated as of October 13, 2010
between
ALLIED IRISH BANKS, PUBLIC LIMITED COMPANY,
as Issuer
and
THE BANK OF NEW YORK MELLON,
as Trustee
SUPPLEMENTAL TO SENIOR DEBT SECURITIES INDENTURE
Dated as of June 2, 2008
26,700,000 CONTINGENT MANDATORILY EXCHANGEABLE NOTES
DUE NOVEMBER 15, 2010

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ARTICLE 4
Adjustments and M&T Distribution Adjustment

Section 4.01. Dilution Events; Adjustment of Exchange Ratio	20
Section 4.02. Cash M&T Distribution Adjustment and Non-cash M&T Distribution Adjustment	22
Section 4.03. Delivery of any Cash M&T Distribution Adjustment	24
Section 4.04. Delivery of any Non-cash M&T Distribution Adjustment	25

ARTICLE 5
Remedies

Section 5.01. Events of Default	26
Section 5.02. Collection of Indebtedness and Suits for Enforcement by Trustee	26
Section 5.03. Application of Money and/or Property Collected	27
Section 5.04. Limitation on Suits	28
Section 5.05. Unconditional Right of Holders to Receive Redemption Price, M&T Common Stock, Cash M&T Distribution Adjustment and Non-cash M&T Distribution Adjustment, if any	29
Section 5.06. Control By Holders	30
Section 5.07. Waiver of Past Events of Default	30
Section 5.08. Undertaking For Costs	31
Section 5.09. Notice Of Defaults	32

ARTICLE 6
Supplemental Indentures

Section 6.01. Supplemental Indentures with Consent of Holders	32
ARTICLE 7
Covenants; Acknowledgements

Section 7.01. Performance under Notes	33
Section 7.02. Further Instruments And Acts	33
Section 7.03. Company to Furnish Trustee Names and Addresses of Holders	33
Section 7.04. M&T Common Stock	33
Section 7.05. Charges and Taxes	34
Section 7.06. Notices to the New York Stock Exchange	34
Section 7.07. Notice with Respect to Delayed Payment Date	34
Section 7.08. Notice in Form of Officer’s Certificate	34
Section 7.09. Additional Amounts	34

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Section 7.10. Treatment of the Notes for United States Federal Income Tax Purposes	36

ARTICLE 8
The Trustee

Section 8.01. Compensation and Reimbursement	36
Section 8.02. Calculations	36

ARTICLE 9
Satisfaction And Discharge

Section 9.01. Satisfaction and Discharge of Indenture	36

Exhibit A — Form of Global Note

iii

     FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of October 13, 2010, between Allied Irish Banks, public limited company, a public limited company incorporated in Ireland (the “Company”), having its registered office at Bankcentre, Ballsbridge, Dublin 4, Ireland, and The Bank of New York Mellon (formerly known as The Bank of New York), a New York banking corporation, as trustee (the “Trustee”).
RECITALS
     WHEREAS, the Company and the Trustee have entered into that certain Senior Debt Securities Indenture dated as of June 2, 2008 (the “Original Indenture”), which provides for, among other things, the issuance by the Company of the Notes (as defined below); and
     WHEREAS, the Company has duly authorized the creation and issue of 26,700,000 Contingent Mandatorily Exchangeable Notes due November 15, 2010, each with a principal amount of $77.50 (the “Notes”) and to provide therefor, the Company has duly authorized the execution and delivery of this First Supplemental Indenture; and
     WHEREAS, pursuant to Section 3.1 of the Original Indenture the Company may establish one or more series of Senior Debt Securities from time to time pursuant to a supplemental indenture of which the Notes shall be one such series; and
     WHEREAS, all acts and things necessary to make the Notes, when executed by the Company and authenticated and delivered by the Trustee or a duly authorized authenticating agent, the valid and binding agreements of the Company, enforceable against the Company in accordance with its terms, have been done and performed, and the execution of this First Supplemental Indenture and the issue hereunder of the Notes have in all respects been duly authorized.
     NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH:
     For and in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually agreed by the Company and the Trustee, for the equal and proportionate benefit of all Holders of the Notes and the Record Date Holders, as follows:

ARTICLE 1
Definitions and Other Provisions of General Application
     Section 1.01. Scope of First Supplemental Indenture. The changes, modifications and supplements to the Original Indenture effected by this First Supplemental Indenture and all other provisions of this First Supplemental Indenture shall be applicable only with respect to, and shall only govern the terms of, the Notes, which shall be limited to an aggregate number of 26,700,000 Notes Outstanding at any time, and shall not apply to any other Senior Debt Securities that may be issued under the Original Indenture unless a supplemental indenture with respect to such other Senior Debt Securities specifically incorporates such changes, modifications and supplements. The provisions of this First Supplemental Indenture shall supersede any corresponding or inconsistent provisions in the Original Indenture with respect to the Notes.
     Section 1.02. Provisions of Original Indenture Not Applicable. Sections 3.7, 3.8, 3.10, 5.1, 5.2, 5.3, 5.6, 5.7, 5.8, 5.12, 5.13, 5.14, 6.3, 7.1, 10.2, 10.3 and 10.4 and Articles IV and XI of the Original Indenture shall not be applicable to the Notes.
     Section 1.03. Definitions. The terms defined in this Section 1.03 (except as herein otherwise expressly provided) for all purposes of this First Supplemental Indenture and for purposes of the Original Indenture as it relates to the Notes shall have the respective meanings specified in this Section 1.03. Except as otherwise provided in this First Supplemental Indenture, all words, terms and phrases defined in the Original Indenture (but not otherwise defined herein) shall have the same meaning herein as in the Original Indenture.
     The terms defined in this Section 1.03 include the plural as well as the singular, and nouns and pronouns of the masculine gender include the feminine gender. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this First Supplemental Indenture as a whole and not to any particular Article, Section, Exhibit or other subdivision.
     The following terms have the following meanings:
     “Additional Amounts” has the meaning set forth in Section 7.09.
     “Agent Members” has the meaning set forth in Section 2.07(g).
     “Bank” means The Bank of New York Mellon, as account bank under the Security Agreement.
     “Beneficial Owner” means, with respect to a Book-Entry Interest, a Person who is the beneficial owner of such Book-Entry Interest as reflected on the books of DTC or on the books of a Person maintaining an account with DTC (directly as a DTC Participant or as an indirect participant, in each case in accordance with the rules of DTC).
     “Book-Entry Interest” means a beneficial interest in a Global Note, ownership and transfers of which shall be maintained and made through book entries by DTC as described in Section 2.07.
     “Business Day” means any day other than a Saturday or Sunday or any other day on which banking institutions and trust companies in New York City, New York, London, England or Dublin, Ireland, are permitted or required by any applicable law to close.
     “Cancellation Notice” has the meaning set forth in Section 3.03.
     “Cash Collateral Amount” means the amount of cash deposited in the Control Account by the Company together with any earnings thereon.
     “Cash M&T Distribution Adjustment” means, with respect to a Qualifying Distribution that includes cash, a return of a portion of the original issue price of each Note to the relevant Record Date Holders equal to the related portion of any cash to be paid by M&T in such Qualifying Distribution, without deduction for withholding or other Taxes, if any.
     “close of business” means 5:00 p.m. (New York City time).
     “Closing Date” means October 13, 2010.
     “Closing Sale Price” has the meaning set forth in Section 3.06.
     “Collateral” has the meaning given to it in the Security Agreement.
     “Collateral Release Date” means, with respect to a Qualifying Distribution, the Business Day immediately following a Delayed Payment Date, if any.
     “Company” means the party named as the “Company” in the first paragraph of this First Supplemental Indenture until a successor shall have become such pursuant to the applicable provisions of the Indenture, and thereafter, “Company” shall mean such successor.
     “Control Account” has the meaning given to it in the Security Agreement.
     “Delayed Payment Date” means, with respect to a Qualifying Distribution that includes cash, the thirtieth day after the payment date specified by M&T for such Qualifying Distribution in M&T’s declaration of such Qualifying Distribution.
     “Dilution Event” means an event that results in the outstanding shares of M&T Common Stock being subdivided or split into a larger number of shares of M&T Common Stock or the outstanding shares of M&T Common Stock being combined into a smaller number of shares of M&T Common Stock.
     “Directive” has the meaning set forth in Section 7.09.
     “DTC” means The Depository Trust Company, New York, New York, and any successor thereto.
     “DTC Custodian” means the Trustee or any other Person appointed by DTC to act as custodian of the Global Notes for DTC.
     “DTC Participant” means a broker, dealer, bank, other financial institution or other Person for whom from time to time DTC effects book entry transfers and pledges of securities deposited with DTC.
     “Event of Default” has the meaning set forth in Section 5.01.
     “Exchange Condition” means the receipt by the Company of approval from the Company’s shareholders holding a majority of the Company’s ordinary shares present and voting in person or by proxy, for the disposition, in connection with the exchange of the Notes, of the 26,700,000 shares of M&T Common Stock held by the Company at an Extraordinary General Meeting held no later than November 8, 2010.
     “Exchange Date” means the third Business Day immediately following the date the Exchange Condition is satisfied.
     “Exchange Date Holders” means the record Holders of the Notes as of the open of business on the Exchange Date.
     “Exchange Notice” has the meaning set forth in Section 3.03(a).
     “Exchange Ratio” has the meaning set forth in Section 3.02.
     “Extraordinary General Meeting” means an extraordinary general meeting of the Company’s shareholders.
     “First Supplemental Indenture” has the meaning set forth in the first paragraph of this First Supplemental Indenture.
     “Global Note” means a Global Security in the form of Exhibit A that evidences all or any number of the Notes and is registered in the name of DTC or a nominee thereof.

     “Indenture” means the Original Indenture, as amended and supplemented by this First Supplemental Indenture, and, if further amended or supplemented as provided herein and therein, as so amended or supplemented.
     “Irish Government” means the government of the Republic of Ireland.
     “Market Price” has the meaning set forth in Section 4.02(f).
     “Maturity Date” means November 15, 2010, unless the Notes have been mandatorily exchanged pursuant to Section 3.02 for M&T Common Stock prior to such date.
     “M&T” means M&T Bank Corporation, a New York corporation and a registered bank holding company.
     “M&T Common Stock” means the common stock of M&T, $0.50 par value per share.
     “Non-cash M&T Distribution Adjustment” means, with respect to a Qualifying Distribution that includes non-cash property, including shares of capital stock, securities or other property, if the Notes have been mandatorily exchanged for M&T Common Stock pursuant to Section 3.02, a return of a portion of the original issue price of each Note to the Exchange Date Holders in the form of the related portion of any non-cash property to be delivered by M&T in such Qualifying Distribution, without deduction for withholding or other Taxes, if any.
     “Notes” has the meaning set forth in the second “Whereas” clause of this First Supplemental Indenture; the term “each Note” means each $77.50 principal amount of the Notes, the term “per Note” means per $77.50 principal amount of the Notes and each reference to a number of Notes shall mean a number of Notes each of which has a $77.50 principal amount.
     “open of business” means 9:00 a.m. (New York City time).
     “Original Amount” has the meaning set forth in Section 7.09.
     “Original Indenture” has the meaning set forth in the first “Whereas” clause of this First Supplemental Indenture.
     “Paying Agent” means any Person (which may include the Company) authorized by the Company to (i) pay the applicable Redemption Price to Holders of the Notes in connection with a redemption of the Notes pursuant to Section 3.04, (ii) make payments of any Cash M&T Distribution Adjustment to Record Date Holders pursuant to Section 4.02 and (iii) make transfers of any Non-cash M&T Distribution Adjustment to Exchange Date Holders pursuant to Section

4.02, on behalf of the Company. The Company initially appoints The Bank of New York Mellon as Paying Agent.
     “Pricing Date” means October 6, 2010.
     “Qualifying Distribution” means a dividend or other distribution on M&T Common Stock, whether in cash, shares of capital stock, securities or other property, having a ex-dividend date after the Pricing Date and a record date prior to the Exchange Date or the Maturity Date, as applicable.
     “Record Date Holders” means the record Holders of the Notes as of the close of business on the record date declared by M&T for a Qualifying Distribution that includes cash.
     “Redemption Premium” means a $0.26 premium per Note, payable upon redemption of the Notes.
     “Redemption Price” means the principal amount per Note plus the Redemption Premium; provided that, the Redemption Price shall be reduced by the amount of any Cash M&T Distribution Adjustment per Note in excess of $0.515 per Note; provided further that, the Redemption Price shall not be reduced to an amount less than zero.
     “Regulatory Event” means the existence at the open of business on the Exchange Date of an order, direction or decree (which order, direction or decree need not be final or non-appealable) by an official of the Irish Government, any Irish governmental or regulatory body, an Irish court or any officer appointed by an Irish court, the Irish Government or an Irish statutory entity preventing the Company from delivering M&T Common Stock to Exchange Date Holders on the Exchange Date.
     “Secured Parties” has the meaning given to it in the Security Agreement.
     “Security Agreement” means the Security Agreement dated as of the date hereof among the Company, the Trustee and the Bank.
     “Security Interest” has the meaning given to it in the Security Agreement.
     “Taxes” has the meaning set forth in Section 7.09.

     “Taxing Jurisdiction” has the meaning set forth in Section 7.09.
     “Trading Day” means, with respect to any security, a day on which such security (i) is not suspended from trading on any U.S. national or regional securities exchange or over-the-counter market at the close of business and (ii) has traded at least once on the U.S. national or regional securities exchange or over-the-counter market that is the primary market for the trading of such security; provided that if such security is not listed for trading or quotation on or by any exchange, bureau or other organization, “Trading Day” shall mean any Business Day.
     “Trustee” means the party named as the “Trustee” in the first paragraph of this First Supplemental Indenture until a successor shall have become such pursuant to the applicable provisions of the Indenture, and thereafter “Trustee” shall mean such successor.
     Section 1.04. Effect of Headings and Table of Contents. The Article and Section headings herein and in the Table of Contents are for convenience only and shall not affect the construction hereof.
     Section 1.05. Governing Law. The Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of laws of that state, except that the authorization and execution of the Indenture and the Notes shall be governed (in addition to the laws of the State of New York relevant to execution) by the respective jurisdictions of organization of the Company and the Trustee, as the case may be.
     Section 1.06. Judicial Proceedings. (a) Each of the Company and the Trustee expressly accepts and irrevocably submits to the non-exclusive jurisdiction of the United States Federal or New York State court sitting in the Borough of Manhattan, The City of New York, New York, over any suit, action or proceeding arising out of or relating to the Indenture or the Notes. To the fullest extent it may effectively do so under applicable law, each of the Company and the Trustee irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Notwithstanding the foregoing, any action against the Company arising out of or based upon the Indenture or the Notes may also be instituted by the Trustee or the Bank in the High Court in Ireland, and the Company expressly accepts the jurisdiction of the High Court in any such action.

     (b) Each of the Company and the Trustee agrees, to the fullest extent that it may effectively do so under applicable law, that a judgment in any suit, action or proceeding of the nature referred to in Section 1.06(a) brought in any such court shall be conclusive and binding upon such party, subject to rights of appeal, and may be enforced in the courts of the United States of America or the State of New York (or any other court the jurisdiction of which the Company is or may be subject) by a suit upon such judgment.
     (c) TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE COMPANY AND THE TRUSTEE HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THE INDENTURE OR THE NOTES OR THE SUBJECT MATTER THEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING OR WHETHER IN CONTRACT OR TORT OR OTHERWISE. EACH OF THE COMPANY AND THE TRUSTEE HERETO ACKNOWLEDGE THAT IT HAS BEEN INFORMED BY THE OTHER PARTY THAT THE PROVISIONS OF THIS SECTION CONSTITUTE A MATERIAL INDUCEMENT UPON WHICH SUCH OTHER PARTY HERETO HAS RELIED, ARE RELYING AND WILL RELY IN ENTERING INTO THIS FIRST SUPPLEMENTAL INDENTURE AND ANY DOCUMENT RELATED THERETO. THE COMPANY AND THE TRUSTEE MAY FILE AN ORIGINAL COUNTERPART OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE OTHER PARTY HERETO TO THE WAIVER OF ITS RIGHTS TO TRIAL BY JURY.
     (d) Nothing in this Section 1.06 shall affect the right of any party hereto to serve process in accordance with Section 1.15 of the Original Indenture or in any manner permitted by law, or limit any right to bring proceedings against any other party hereto in the courts of any jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.
     Section 1.07. Counterparts. This First Supplemental Indenture may be executed in any number of counterparts by the parties hereto on separate counterparts, each of which, when so executed and delivered, shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.
     Section 1.08. Inspection of Indenture. A copy of the Indenture shall be available at all reasonable times during normal business hours at the Corporate Trust Office for inspection by any Holder of the Notes, any Record Date Holder, any Exchange Date Holder or any Beneficial Owner.

     Section 1.09. Place of Payment. For purposes of the Indenture and the Notes, the Place of Payment shall be the Borough of Manhattan, The City of New York.
     Section 1.10. Record Date for Cash M&T Distribution Adjustment and Non-cash M&T Distribution Adjustment. (a) For purposes of Section 1.5(d) of the Original Indenture, the Trustee hereby acknowledges and agrees that the relevant record date for determining the Record Date Holders entitled to join in the notice, declaration or direction for any issue associated with a Cash M&T Distribution Adjustment shall be the record date for the Qualifying Distribution related to such Cash M&T Distribution Adjustment.
     (b) For purposes of Section 1.5(d) of the Original Indenture, the Trustee hereby acknowledges and agrees that the relevant record date for determining the Exchange Date Holders entitled to join in the notice, declaration or direction for any issue associated with a Non-cash M&T Distribution Adjustment shall be the Exchange Date.
     Section 1.11. Appointment of Agent for Service. For purposes of Section 1.15 of the Original Indenture, the Company hereby acknowledges that any successor service of process agent appointed pursuant to such provision shall be located in the Borough of Manhattan, The City of New York and shall be reasonably acceptable to the Trustee.
     Section 1.12. Not Inconsistent with Original Indenture. For purposes of Section 3.1(z) of the Original Indenture, the parties hereby acknowledge and agree that the terms and provisions of this First Supplemental Indenture shall not be viewed as inconsistent with the Original Indenture.
     Section 1.13. References. All Article and Section references in this First Supplemental Indenture shall be a reference to the Articles and Sections of this First Supplemental Indenture, unless stated otherwise.
ARTICLE 2
Form and Administration of the Notes
     Section 2.01. Title of Notes; Form of Notes Generally. (a) The Notes shall be entitled: “Contingent Mandatorily Exchangeable Notes due November 15, 2010” and shall constitute a separate series of Senior Debt Securities under the Indenture. The Notes shall be in substantially the form set forth in Exhibit A hereto, which Exhibit is incorporated in and made part of this First Supplemental Indenture. The Notes may have such notations, legends or endorsements required by law, stock exchange rule, usage or as may be determined by the officers of the Company executing such Notes as evidenced by any such execution.
     (b) The aggregate number of the Outstanding Notes at any time may not exceed 26,700,000, and the aggregate number of Outstanding Notes at any time may not have an aggregate principal amount that exceeds $2,069,250,000. The Notes shall be issuable only in registered form without coupons in denominations of $77.50 and any integral multiples thereof. The Notes may be evidenced by one or more Global Notes. The Notes shall not be Original Issue Discount Securities and no interest shall accrue or be paid with respect to the Notes.
     (c) All cash payments made with respect to the Notes shall be made in U.S. dollars.
     Section 2.02. Dating. Each Note shall be dated the date of its issuance and shall show the date of its authentication. The Trustee’s certificate of authentication shall be substantially in the form set forth in Exhibit A, which Exhibit is incorporated in and made part of this First Supplemental Indenture.
     Section 2.03. No Additional Notes. The Company may not issue additional Notes after the date hereof. Except with respect to the Cash Collateral Amount, the Notes issued hereunder shall rank equally and ratably with other series of Senior Debt Securities. The Notes shall be treated as a single series of Senior Debt Securities for all purposes under the Indenture.
     Section 2.04. Maintenance of Office or Agency. This Section 2.04 shall replace in its entirety Section 10.2 of the Original Indenture, and all references in the Original Indenture to “Section 10.2” shall be deemed a reference to this Section 2.04. The Company shall maintain in the Borough of Manhattan, The City of New York, an office or agency where (i) the Notes may be presented or surrendered for payment, (ii) the Notes may be surrendered for registration of transfer or exchange, (iii) the Notes may be surrendered or presented for mandatory exchange into M&T Common Stock pursuant to Section 3.02 and (iv) notices and demands to or upon the Company in respect of the Notes and the Indenture may be served. Such office or agency shall initially be the Corporate Trust Office of the Trustee. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the

Corporate Trust Office of the Trustee, and the Company hereby appoints the Trustee as its agent to receive all presentations, surrenders, notices and demands.
     The Company may also from time to time designate one or more other offices or agencies (in or outside the Borough of Manhattan, The City of New York) where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Company of any obligation to maintain an office or agency in the Borough of Manhattan, The City of New York. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.
     Section 2.05. Property to Be Held in Trust. This Section 2.05 shall replace in its entirety Section 10.3 of the Original Indenture. If the Company shall at any time act as Paying Agent with respect to the Notes it will, on or prior to the due date for payment and/or delivery of the applicable Redemption Price, any cash in lieu of any fractional shares of M&T Common Stock, any Cash M&T Distribution Adjustment that is received after the applicable Delayed Payment Date or any Non-cash M&T Distribution Adjustment (including cash in lieu of any fractional non-cash property), segregate and hold in trust for the benefit of the Holders of the Notes or the Record Date Holders, as applicable, entitled to the applicable Redemption Price, any cash in lieu of any fractional shares of M&T Common Stock, any Cash M&T Distribution Adjustment that is received after the applicable Delayed Payment Date or any Non-cash M&T Distribution Adjustment (including cash in lieu of any fractional non-cash property) in accordance with the provisions of the Indenture cash and/or other property sufficient to satisfy its obligations in accordance with the Indenture until such obligations shall be satisfied and shall promptly notify the Trustee of its action or its failure to so act.
     Subject to Section 3.05 (in connection with a payment of the applicable Redemption Price) and Section 4.03 (in connection with a payment of a Cash M&T Distribution Adjustment), whenever the Company shall have one or more Paying Agents for the Notes, it will arrange, on or prior to the due date for payment and/or delivery of the applicable Redemption Price, any cash in lieu of any fractional shares of M&T Common Stock, any Cash M&T Distribution Adjustment that is received after the applicable Delayed Payment Date or any Non-cash M&T Distribution Adjustment (including cash in lieu of any fractional non-cash property), for the delivery to the Paying Agent of cash and/or other property, as applicable, sufficient to satisfy its obligations in accordance with the Indenture to be held in trust for the benefit of the Holders of the Notes or the Record Date Holders, as applicable, entitled to the applicable Redemption Price, any cash in lieu of any fractional shares of M&T Common Stock, any Cash M&T Distribution Adjustment that is received after the applicable Delayed Payment

Date or any Non-cash M&T Distribution Adjustment (including cash in lieu of any fractional non-cash property), and (unless such Paying Agent is the Trustee) the Company shall promptly notify the Trustee of its action or its failure to so act. The Company shall cause each Paying Agent for the Notes other than the Trustee to execute and deliver to the Trustee an instrument in which such Paying Agent shall agree with the Trustee, subject to the provisions of this Section 2.05, that such Paying Agent will:
     (a) comply with the provisions of the Trust Indenture Act applicable to it as a Paying Agent and hold all property held by it for the payment and/or delivery of the applicable Redemption Price, any cash in lieu of any fractional shares of M&T Common Stock, any Cash M&T Distribution Adjustment that is received after the applicable Delayed Payment Date or any Non-cash M&T Distribution Adjustment (including cash in lieu of any fractional non-cash property) in trust for the benefit of the Holders of the Notes or the Record Date Holders, as applicable, entitled thereto in accordance with the provisions of the Indenture until such property shall be distributed to such Holders of the Notes or the Record Date Holders, as applicable;
     (b) give the Trustee timely notice of any default in the making of any payment and/or delivery, when due, of the applicable Redemption Price, any cash in lieu of any fractional shares of M&T Common Stock, any Cash M&T Distribution Adjustment that is received after the applicable Delayed Payment Date or any Non-cash M&T Distribution Adjustment (including cash in lieu of any fractional non-cash property) with respect to the Notes; and
     (c) at any time during the continuance of any such default, upon the written request of the Trustee, forthwith pay and/or deliver to the Trustee all property so held in trust by such Paying Agent.
     Any money and/or property deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment and/or delivery of the applicable Redemption Price, any cash in lieu of any fractional shares of M&T Common Stock, any Cash M&T Distribution Adjustment that is received after the applicable Delayed Payment Date or any Non-cash M&T Distribution Adjustment (including cash in lieu of any fractional non-cash property) with respect to the Notes and remaining unclaimed for two years after such applicable Redemption Price, cash in lieu of any fractional shares of M&T Common Stock, Cash M&T Distribution Adjustment that is received after the applicable Delayed Payment Date or Non-Cash M&T Distribution Adjustment (including cash in lieu of any fractional non-cash property) have become due shall be returned to the Company on Company Request, or (if then held by the Company) shall be discharged from such trust; and the Holders of the Notes or the Record Date Holders, as applicable, shall thereafter, as unsecured general creditors, look only to the

Company for payment and/or delivery thereof, and all liability of the Trustee or such Paying Agent with respect to such trust property, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such payment and/or delivery back to the Company, may at the expense of the Company cause to be published, at least once in an Authorized Newspaper, notice that such property remains unclaimed and that, after a date specified therein, which shall not be less than thirty (30) days from the date of such publication, any unclaimed property then remaining will be returned to the Company.
     Section 2.06. Persons Deemed Owners. Subject to Section 4.02 and Section 4.03, prior to due presentment of a Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name such Note is registered as the owner of such Note for the purpose of receiving any payment and/or delivery thereon, whether in connection with the redemption of the Notes, a Cash M&T Distribution Adjustment, a Non-cash M&T Distribution Adjustment or a mandatory exchange for M&T Common Stock, for the purpose of exchange and for all other purposes whatsoever, and neither the Company, the Trustee nor any agent of the Company or the Trustee shall be affected by notice to the contrary.
     None of the Company, the Trustee, any Paying Agent, or any agent of the Company, the Trustee or any Paying Agent shall have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.
     Notwithstanding the foregoing, with respect to any Global Note, nothing herein shall prevent the Company, the Trustee, any Paying Agent, or any agent of the Company, the Trustee or any Paying Agent, from giving effect to any written certification, proxy or other authorization furnished by DTC, as a Holder, with respect to such Global Note or impair, as between DTC and owners of beneficial interests in such Global Note, the operation of customary practices governing the exercise of the rights of DTC (or its nominee) as Holder of such Global Note.
     Section 2.07. Book-Entry System. (a) All of the Notes shall be issued initially in the form of one or more Global Notes, which shall be deposited on behalf of the purchasers of the Notes represented thereby with DTC or any DTC Custodian, as custodian for DTC, and registered in the name of DTC’s nominee, Cede & Co., duly executed by the Company and authenticated by the Trustee as hereinafter provided.
     (b) Each Global Note shall represent such of the Outstanding Notes as shall be specified therein and each shall provide that it shall represent the aggregate number of Outstanding Notes from time to time endorsed thereon and that the aggregate number of Outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect redemption, mandatory exchange for M&T Common Stock or other exchanges of such Notes. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the number of Outstanding Notes represented thereby shall be made by the Trustee or the DTC Custodian in accordance with the standing instructions and procedures existing between the Trustee and the DTC Custodian.
     (c) If DTC elects to discontinue its services as securities depositary with respect to the Global Notes, the Company may, in its sole discretion, appoint a successor Depositary with respect to the Global Notes.
     (d) Notwithstanding any other provisions of this First Supplemental Indenture or the Notes, transfers of a Global Note shall be made in accordance with Section 3.5 of the Original Indenture and this Section 2.07.
     (e) Notes issued in exchange for a Global Note or any portion thereof shall be issued in definitive, fully registered form, shall represent an aggregate number of Notes equal to the number of Notes represented by such Global Note or portion thereof to be so exchanged, shall be registered in such names and be in such authorized denominations as DTC shall designate and shall bear the applicable legends provided in the Indenture. Any Global Note to be exchanged in whole shall be surrendered by DTC to the Trustee or the Senior Debt Security Registrar. With regard to any Global Note to be exchanged in part, either such Global Note shall be so surrendered for exchange or, if the Trustee is acting as custodian for DTC or its nominee with respect to such Global Note, the number of Notes represented thereby shall be reduced, by a number equal to the number of Notes represented by the portion thereof to be so exchanged, by means of an endorsement on the Global Note to reflect such reduction and an appropriate adjustment made on the records of the Trustee. Upon any such surrender or adjustment, the Trustee shall authenticate and deliver the Notes issuable on such exchange to or upon the order of DTC or an authorized representative thereof.
     (f) Subject to the provisions of Section 2.07(g) below, the registered Holders of the Notes may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action that a Holder of the Notes is entitled to take under the Indenture or the Notes.
     (g) Neither any member of DTC or any DTC Participant (collectively, the “Agent Members”) nor any other Persons on whose behalf Agent Members may act shall have any rights under the Indenture with respect to any Global Note registered in the name of DTC or any nominee thereof or under any such Global

Note. DTC or such nominee, as the case may be, may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner and Holder of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, with respect to any Global Note, nothing herein shall prevent the Company or the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by DTC or such nominee, as the case may be, or impair, as between DTC, its Agent Members and any other Person on whose behalf an Agent Member may act, the operation of customary practices of such Persons governing the exercise of the rights of DTC or such nominee as Holder of such Global Note.
     Section 2.08. Calculations. All adjustments to the Exchange Ratio pursuant to Section 4.01 shall be calculated by the Trustee and shall be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655). All dollar amounts paid to Holders of the Notes in connection with the Indenture and the Notes shall be rounded to the nearest cent with one-half cent rounded upward.
ARTICLE 3
Security; Mandatory Exchange and Redemption of the Notes
     Section 3.01. Security for the Notes. On the Closing Date, the Company shall deposit $2,089,942,500 into the Control Account and, pursuant to the terms of the Security Agreement, pledge to the Trustee for the benefit of the Secured Parties a Security Interest in all right, title and interest of the Company in and to the Collateral to secure the Company’s obligations to (i) redeem the Notes on the Maturity Date, if applicable, pursuant to Section 3.04 of this First Supplemental Indenture, (ii) make cash payments in connection with a Cash M&T Distribution Adjustment, if applicable, pursuant to Section 4.02 of this First Supplemental Indenture and (iii) make payments to the Trustee under Section 6.8 of the Original Indenture as amended by Section 8.01 of this First Supplemental Indenture, and to the Bank under Section 9 of the Security Agreement, provided that such obligations to the Trustee and the Bank shall be payable out of the Collateral only after the later of (a) the Exchange Date or the Maturity Date, as applicable, and (b) if the Company receives a Qualifying Distribution from M&T relating to a Cash M&T Distribution Adjustment on or prior to the applicable Delayed Payment Date, the date such Cash M&T Distribution Adjustment becomes due and only out of Collateral in excess of all amounts payable to or for the benefit of the Holders of the Notes and the Record Date Holders pursuant to the Indenture on such date. Pursuant to the Security Agreement, the Company shall be prohibited from encumbering, divesting, pledging, disposing of and/or permitting any lien to be attached to any of the Collateral, other than the Security Interest. The Trustee is hereby authorized and directed to execute and deliver the Security Agreement.
     Section 3.02. Mandatory Exchange on the Exchange Date. If the Exchange Condition is satisfied and no Regulatory Event occurs, the Company shall deliver to the Exchange Date Holders, on the Exchange Date, in exchange for each Outstanding Note as of the open of business on the Exchange Date, a number of shares of M&T Common Stock (subject to Section 3.06) equal to the Exchange Ratio as of the Exchange Date. The “Exchange Ratio” in respect of each Outstanding Note is the ratio at which each Note will be exchanged for M&T Common Stock on the Exchange Date, initially one share of M&T Common Stock, subject to adjustment as provided in Section 4.01.
     Section 3.03. Obligations In Connection With Mandatory Exchange. (a) If the Exchange Condition is satisfied, the Company shall provide written notice (the “Exchange Notice”) to the Trustee and M&T’s stock transfer agent by the close of business on the date the Exchange Condition is satisfied notifying the Trustee (i) that the Exchange Condition has been satisfied on such date, (ii) that the Notes are to be mandatorily exchanged for M&T Common Stock on the Exchange Date pursuant to Section 3.02 unless a Regulatory Event occurs, (iii) of the expected number of shares of M&T Common Stock to be exchanged for each Note, which shall equal the Exchange Ratio as of the Exchange Date and (iv) of the aggregate cash amount (including the cash amount per Note) to be returned to the Record Date Holders with respect to a Cash M&T Distribution Adjustment, if any, which is to be retained in the Control Account held with the Bank.
     (b) Promptly upon receipt of an Exchange Notice, the Trustee shall notify DTC, as the Holder of the Notes, of the Exchange Date and the Exchange Ratio.
     (c) On the Exchange Date, unless a Regulatory Event has occurred, the Company shall by 9:30 a.m. (New York City time) deliver (i) to M&T’s stock transfer agent for cancellation an M&T Common Stock certificate representing a number of shares of M&T Common Stock equal to the product of the Exchange Ratio as of the Exchange Date and the number of the Outstanding Notes with appropriate instructions to issue M&T Common Stock in book-entry form to the Exchange Date Holders through DTC and (ii) to the Trustee, for the benefit of the Exchange Date Holders, cash in lieu of any fractional shares of M&T Common Stock pursuant to Section 3.06. Upon delivery of the M&T Common Stock to M&T’s stock transfer agent for cancellation, the Company shall promptly provide notice of such delivery to the Trustee (the “Cancellation Notice”).

     (d) If the Exchange Condition is satisfied but a Regulatory Event occurs, the Company shall by 9:30 a.m. (New York City time) on the Exchange Date (i) issue a press release stating that a Regulatory Event has occurred and (ii) provide written notice to the Trustee and M&T’s stock transfer agent that a Regulatory Event has occurred and that the Company will not deliver M&T Common Stock to M&T’s stock transfer agent for transfer to the Exchange Date Holders. The Trustee shall be entitled to conclusively assume that a Regulatory Event has not occurred unless it receives the foregoing written notice.
     (e) The Company’s delivery of M&T Common Stock in connection with a mandatory exchange of the Notes to M&T’s stock transfer agent pursuant to Section 3.02 and this Section 3.03 shall be irrevocable. Upon delivery of M&T Common Stock pursuant to clause (c) above, the Company shall have no further rights or other ownership interest with respect to such M&T Common Stock.
     (f) Subject to the foregoing, upon book-entry transfer of the Notes or delivery of the Notes to the Trustee with duly completed transfer instructions on or after the Exchange Date, the Trustee, subject to receipt of the Cancellation Notice, shall authorize the delivery through DTC of the shares of M&T Common Stock into which such Notes are exchangeable, but without any interest thereon, to the Exchange Date Holders by book-entry transfer, or other appropriate procedures, in accordance with such instructions.
     (g) Such shares of M&T Common Stock shall be registered in the name of the Exchange Date Holder or the Exchange Date Holder’s designee as specified in the exchange instructions provided by the Holder to the Trustee.
     (h) In the event an Exchange Date Holder fails to effect such transfer or delivery in accordance with clause (f) above, the shares of M&T Common Stock underlying such Notes and any distributions on such shares of M&T Common Stock, shall be held in trust for the benefit of such Exchange Date Holder, until the earlier to occur of:
     (i) the surrender of the Note or receipt by the Company and the Trustee from such Exchange Date Holder of satisfactory evidence that such Note has been destroyed, lost or stolen, together with any indemnity that may be reasonably required by the Trustee and the Company; and
     (ii) the expiration of the time period specified in the abandoned property laws of the relevant jurisdiction.
     (i) For the avoidance of doubt, the mandatory exchange of Notes for M&T Common Stock on the Exchange Date pursuant to Section 3.02 and this Section 3.03 shall not terminate or extinguish (i) the Company’s obligations, if any, to make a payment in connection with any Cash M&T Distribution

Adjustment and/or to make a transfer in connection with any Non-cash M&T Distribution Adjustment or (ii) any rights the Record Date Holders have to receive any payment in connection with a Cash M&T Distribution Adjustment and/or any rights the Exchange Date Holders have to receive a transfer in connection with a Non-cash M&T Distribution Adjustment, pursuant to Section 4.02.
     Section 3.04. Mandatory Redemption on the Maturity Date. (a) If (i) the Trustee has not received the Exchange Notice by the close of business on November 8, 2010, (ii) the Company notifies the Trustee by the close of business on November 8, 2010 that the Exchange Condition has not been satisfied or (iii) the Trustee receives a notice from the Company by 9:30 a.m. (New York City time) on the Exchange Date of the occurrence of a Regulatory Event, each Outstanding Note shall be redeemed on the Maturity Date for its applicable Redemption Price on such date. Upon the occurrence of any of the events in clauses (i), (ii) or (iii) above, the Trustee shall promptly notify DTC, as the Holder of the Notes, that the Outstanding Notes are to be redeemed on the Maturity Date.
     (b) The Company shall provide written notice to the Trustee and the Paying Agent by the open of business on the Maturity Date notifying the Trustee and the Paying Agent of (i) the amount, if any, by which the Redemption Price has changed from the initial Redemption Price (such determination to be made by the Company) and (ii) the aggregate cash amount (including the cash amount per Note) to be returned to the Record Date Holders with respect to a Cash M&T Distribution Adjustment, if any, that is to be retained in the Control Account.
     (c) For the avoidance of doubt, the redemption of Notes pursuant to this Section 3.04 shall be in whole and not in part.
     Section 3.05. Obligations In Connection With Mandatory Redemption. (a) If the Outstanding Notes are to be redeemed on the Maturity Date, an amount of cash equal to the aggregate Redemption Price (as of the Maturity Date) shall be delivered from the Control Account to the Trustee or Paying Agent, for the benefit of the Holders of the Outstanding Notes by 1:00 p.m. (New York City time), pursuant to the terms of the Security Agreement. Such aggregate Redemption Price shall be credited to an account at DTC in the name of the Trustee (or its nominee) or the Paying Agent for the benefit of the Holders.
     (b) Subject to the foregoing, upon book-entry transfer of the Notes or delivery of a Note to the Trustee or the Paying Agent with appropriate instructions on or after the Maturity Date, the Trustee or the Paying Agent shall transfer an amount equal to the aggregate Redemption Price (as of the Maturity Date) of such Holder’s Notes, but without any interest thereon, to such Holder by wire transfer, or other appropriate procedures, in accordance with such instructions.
     (c) If a Holder fails to effect such transfer or delivery in accordance with clause (b) above, an amount equal to the aggregate Redemption Price (as of the Maturity Date) of such Holder’s Notes, shall be held by the Trustee or the Paying Agent in trust for the benefit of such Holder, until the earlier to occur of:
     (i) the surrender of the Note or receipt by the Company and the Trustee from such Holder of satisfactory evidence that such Note has been destroyed, lost or stolen, together with any indemnity that may be reasonably required by the Trustee and the Company; and
     (ii) the expiration of the time period specified in the abandoned property laws of the relevant jurisdiction.
     (d) For the avoidance of doubt, the redemption of Notes on the Maturity Date pursuant to Section 3.04 and this Section 3.05 shall not terminate or extinguish (i) the Company’s obligations, if any, to make a payment in connection with any Cash M&T Distribution Adjustment or (ii) any rights the Record Date Holders have to receive any payment in connection with a Cash M&T Distribution Adjustment, pursuant to Section 4.02.
     Section 3.06. No Fractional Shares. (a) No fractional shares of M&T Common Stock shall be delivered in connection with a mandatory exchange of the Notes on the Exchange Date pursuant to Section 3.02 and Section 3.03. Instead the Company, through the Trustee, shall make a cash payment on the Exchange Date in lieu of any fractional shares based on the Closing Sale Price of the shares of M&T Common Stock on the Trading Day immediately prior to the Exchange Date. With respect to any Exchange Date Holder presenting more than one Note for exchange, the number of full shares of M&T Common Stock shall be computed on the basis of the aggregate number of the Notes presented for exchange by such Exchange Date Holder. The Company shall deliver or cause to be delivered to the Trustee by 9:30 a.m. (New York City time) on the Exchange Date sufficient funds to permit the Trustee to make all cash payments required by Section 3.03 and this Section 3.06, and the Trustee shall not be required to sell shares of M&T Common Stock to make such payments. Such funds shall be accompanied by a notice from the Company specifying the aggregate amount of cash to be paid in lieu of fractional shares of M&T Common Stock, including the cash amount per Note. The Trustee shall have no responsibility for determining the aggregate amount of such cash or the amount of such cash per Note.
     The “Closing Sale Price” of M&T Common Stock on any Trading Day shall be determined by the Company and means the per share price of M&T Common Stock on such Trading Day:

     (i) determined on the basis of the closing per share sale price (or, if no closing per share sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such Trading Day on the principal U.S. national or regional securities exchange on which shares of M&T Common Stock are listed; or
     (ii) if shares of M&T Common Stock are not listed on a U.S. national or regional securities exchange, as reported on such Trading Day by Pink OTC Markets Inc. or a similar organization, provided that the Closing Sale Price shall be determined without regard to after-hours trading or extended market making; provided further, that, in the event M&T Common Stock is not so listed or reported on the applicable Trading Day, the Closing Sale Price shall be the market value of M&T Common Stock on the applicable Trading Day as determined by the Company in good faith.
     (b) For the avoidance of doubt, any reference in the Indenture to the delivery of M&T Common Stock by the Company and the Exchange Date Holders’ rights to receive M&T Common Stock in connection with the mandatory exchange of the Notes on the Exchange Date shall be deemed to include any cash delivered in lieu of any fractional shares of M&T Common Stock pursuant to this Section 3.06.
     Section 3.07. Limited Rights With Respect to M&T Common Stock. If (i) the Exchange Condition is not satisfied or (ii) the Exchange Condition is satisfied but the Company fails to deliver the aggregate number of shares of M&T Common Stock required to exchange all of the Outstanding Notes on the Exchange Date due to the occurrence of a Regulatory Event, Holders of the Notes hereby acknowledge that they shall have no rights with respect to the Company’s shares of M&T Common Stock or any dividend or other distribution declared in connection with such M&T Common Stock other than the right to receive any Cash M&T Distribution Adjustment. If the Notes are exchanged for M&T Common Stock pursuant to Section 3.02, Holders of the Notes shall have no rights with respect to the Company’s shares of M&T Common Stock until the consummation of the mandatory exchange on the Exchange Date.
ARTICLE 4
Adjustments and M&T Distribution Adjustment
     Section 4.01. Dilution Events; Adjustment of Exchange Ratio. (a) The Exchange Ratio shall be adjusted by the Trustee upon the occurrence of a Dilution Event with an effective date after the Pricing Date and prior to the Exchange Date or the Maturity Date, as applicable. Once such Dilution Event becomes effective, the Exchange Ratio shall be adjusted based on the following formula:
ER'=ER0 x Share Ratio
where,

ER0	=	the Exchange Ratio in effect immediately prior to the open of business on the effective date of such Dilution Event;

ER'	=	the Exchange Ratio in effect immediately after the open of business on the effective date of such Dilution Event; and

Share Ratio	=	the ratio of (x) the number of shares of M&T Common Stock outstanding immediately after such Dilution Event to (y) the number of shares of M&T Common Stock outstanding immediately prior to the open of business on the effective date of such Dilution Event.
     Any adjustment to the Exchange Ratio made under this Section 4.01(a) shall become effective immediately after the open of business on the effective date of such Dilution Event.
     (b) The Trustee shall provide the Company, no later than the Business Day after its receipt of the notice from the Company specified in the second sentence of clause (c) below, a written statement setting out in reasonable detail the calculation of the revised Exchange Ratio. All determinations made by the Trustee with respect to the revised Exchange Ratio shall, in the absence of manifest error, be conclusive for all purposes and binding on the Holders of the Notes, the Trustee, the Paying Agent and the Company.
     (c) Within two Business Days of an announcement by M&T of a Dilution Event, the Company shall provide written notice to the Holders of the Notes and the Trustee notifying them of the Dilution Event and the proposed effective date of such Dilution Event. The Company shall give the Trustee written notice no later than 6:00 p.m. (New York City time) on the effective date of a Dilution Event of the nature of such event, the effective date thereof and the ratio of (x) the number of shares of M&T Common Stock outstanding immediately after such Dilution Event to (y) the number of shares of M&T Common Stock outstanding immediately prior to the open of business on the effective date of such Dilution Event. The Trustee shall be entitled to conclusively rely on such notice as to the truth and correctness of all information contained therein.

     Section 4.02. Cash M&T Distribution Adjustment and Non-cash M&T Distribution Adjustment. (a) If M&T has declared a Qualifying Distribution and (i) if such Qualifying Distribution includes cash, the Record Date Holders (which may be different from the Exchange Date Holders that receive M&T Common Stock in exchange for the Notes on the Exchange Date or the Holders of the Notes that receive the applicable Redemption Price of the Notes on the Maturity Date) shall receive a Cash M&T Distribution Adjustment and/or (ii) if such Qualifying Distribution includes non-cash property, including shares of capital stock, securities or other property, and if the Notes are exchanged for M&T Common Stock pursuant to Section 3.02, the Exchange Date Holders shall receive a Non-cash M&T Distribution Adjustment, in each case pursuant to this Section 4.02.
     The Company shall provide written notice to the Trustee of any future record date for any Cash M&T Distribution Adjustment or Non-cash M&T Distribution Adjustment and the amount of cash and/or other property to be distributed in any Qualifying Distribution per share of M&T Common Stock no later than one Business Day after M&T publicly announces the record date and other relevant information with respect to such Qualifying Distribution.
     For the avoidance of doubt, the Company shall be obligated to make (i) any Cash M&T Distribution Adjustment when due notwithstanding the prior (a) exchange of the Notes for M&T Common Stock or the prior redemption of the Notes for their applicable Redemption Price, as applicable, and (b) release and return of cash held in the Control Account in connection with such Cash M&T Distribution Adjustment from the Control Account to the Company on the relevant Collateral Release Date and (ii) any Non-cash M&T Distribution Adjustment if and only if the Notes are exchanged for M&T Common Stock.
     (b) A Cash M&T Distribution Adjustment shall consist of an amount of cash per Note determined by the Company equal to the Exchange Ratio (as of the record date of the relevant Qualifying Distribution) multiplied by the amount of cash paid by M&T per share of M&T Common Stock (without any deductions for withholding or other Taxes) in connection with such Qualifying Distribution. Such Cash M&T Distribution Adjustment shall be paid to the relevant Record Date Holders by 9:30 a.m. (New York City time) (or as soon thereafter as is reasonably practicable) on the later of (i) the Exchange Date or the Maturity Date, as applicable, and (ii) the Business Day immediately following the Company’s receipt of such Qualifying Distribution.
     (c) A Non-cash M&T Distribution Adjustment shall consist of an amount of such non-cash property per Note determined by the Company equal to the Exchange Ratio (as of the record date of the relevant Qualifying Distribution) multiplied by the amount of non-cash property delivered by M&T per share of M&T Common Stock (without any deductions for withholding or other Taxes) in connection with such Qualifying Distribution. If the Notes are exchanged for M&T Common Stock pursuant to Section 3.02, such Non-cash M&T Distribution Adjustment (together with cash in lieu of any fractional non-cash property pursuant to Section 4.02(f)) shall be made to the Exchange Date Holders by 9:30 a.m. (New York City time) (or as soon thereafter as is reasonably practicable) on the later of (i) the Exchange Date and (ii) the Business Day immediately following the Company’s receipt of such Qualifying Distribution.
     (d) Upon the receipt by the Company of a Qualifying Distribution from M&T giving rise to a Cash M&T Distribution Adjustment or a Non-cash M&T Distribution Adjustment, the Company shall provide written notice to the Trustee by the close of business on the date of receipt of such Qualifying Distribution notifying the Trustee (i) that the Company has received such Qualifying Distribution relating to a Cash M&T Distribution Adjustment or a Non-cash M&T Distribution Adjustment from M&T, (ii) if such Qualifying Distribution includes cash, whether such Qualifying Distribution was received on or prior to the applicable Delayed Payment Date, (iii) the amount of such Qualifying Distribution paid and/or delivered by M&T per share of M&T Common Stock (without any deductions for withholding or other Taxes) and to be delivered to the Trustee or the Paying Agent for payment or transfer to the Record Date Holders or the Exchange Date Holders, as applicable (including the aggregate amount and the amount per Note to be so paid or transferred), and the amount of cash (both the aggregate cash amount and the cash amount per Note) from the Control Account to be delivered in respect of Cash M&T Distribution Adjustments, as applicable, and (iv) the Market Price with respect to any cash to be delivered in lieu of fractional property.
     (e) No accrued interest shall be paid to the Record Date Holders or the Exchange Date Holders with respect to any Cash M&T Distribution Adjustment or Non-cash M&T Distribution Adjustment.
     (f) The Company shall deliver cash in lieu of delivering any fractional non-cash property that an Exchange Date Holder is entitled to receive in connection with a Non-cash M&T Distribution Adjustment consisting of shares of capital stock, securities or other non-cash property pursuant to this Section 4.02. With respect to any Exchange Date Holder that holds more than one Note, the amount of non-cash property shall be computed on the basis of the aggregate number of Notes held by such Exchange Date Holder. For purposes of determining the amount of cash to be so delivered with respect to any such capital stock or other securities that are listed on a U.S. national or regional securities exchange, the Company shall deliver cash in lieu of any fractional securities based on the Market Price of the applicable securities on the Business Day (or if such Business Day is not a Trading Day, on the Trading Day next preceding such Business Day) that the Company receives the applicable Qualifying Distribution.

     For the avoidance of doubt, any reference in the Indenture to the delivery of shares of capital stock, securities or other non-cash property by the Company and the Exchange Date Holders’ rights to receive such shares of capital stock, securities or other non-cash property, in connection with a Non-cash M&T Distribution Adjustment shall be deemed to include any cash delivered in lieu of any such fractional non-cash property. Any cash in lieu of fractional non-cash property shall be delivered to Exchange Date Holders on the later of (i) the Exchange Date and (ii) the Business Day immediately following the Company’s receipt of such Qualifying Distribution from M&T.
     The “Market Price” on any Trading Day shall be determined by the Company and means the price per security on such Trading Day:
     (i) determined on the basis of the closing sale price of such security (or if no closing sale price is reported, the average of the bid and ask prices or, if there is more than one in either case, the average of the average bid and the average ask prices) on such Trading Day on the principal U.S. national or regional securities exchange on which the applicable securities are listed; or
     (ii) if the applicable securities are not listed on a U.S. national or regional securities exchange, the closing sale price of such security as reported on such Trading Day by Pink OTC Markets Inc. or a similar organization, provided that the closing sale price will be determined without regard to after-hours trading or extended market making.
     In the event that the applicable securities are not so listed or reported on the applicable Trading Day, or in the event that the Qualifying Distribution consists of other non-cash property, the amount of cash to be delivered in lieu of any fractional non-cash property shall be determined based on the value of the applicable capital stock, securities or other non-cash property on the Business Day that the Company receives such Qualifying Distribution from M&T as determined by the Company in good faith.
     Section 4.03. Delivery of any Cash M&T Distribution Adjustment. (a) If a Qualifying Distribution that includes cash is received by the Company on or prior to the Delayed Payment Date related to such Qualifying Distribution, the Company shall direct the Trustee (such direction to be contained in the notice delivered pursuant to Section 4.02(d)) to pay from the Control Account to the Trustee or the Paying Agent through DTC, for the benefit of the Record Date Holders, by 9:30 a.m. (New York City time) (or as soon thereafter as is reasonably practicable) on the date such Cash M&T Distribution Adjustment becomes due, the amount of cash then due in connection with such Cash M&T

Distribution Adjustment pursuant to Section 4.02, credited to an account at DTC in the name of the Trustee (or its nominee) or the Paying Agent for the benefit of the Record Date Holders.
     (b) If (i) the amount of cash due in connection with a Cash M&T Distribution Adjustment described in clause (a) above exceeds the amount of cash in the Control Account available for payment to Record Date Holders or (ii) if a Qualifying Distribution that includes cash was received by the Company after the Delayed Payment Date related to such Qualifying Distribution, in each case the Company shall deliver an amount of cash equal to such excess for purposes of clause (i) above or the amount of cash then due in connection with such Cash M&T Distribution Adjustment for purposes of clause (ii) above, as applicable, pursuant to Section 4.02 by wire transfer of immediately available funds to an account designated by the Trustee or the Paying Agent, for the benefit of the Record Date Holders, credited to an account at DTC in the name of the Trustee (or its nominee) or the Paying Agent for the benefit of the Record Date Holders by 9:30 a.m. (New York City time) (or as soon thereafter as is reasonably practicable) on the date such M&T Distribution Adjustment becomes due.
     (c) Subject to the foregoing, upon receipt of transfer instructions from the relevant Record Date Holders (or, in the absence of instructions from the relevant Record Date Holders, pursuant to standing instructions provided by such Record Date Holders), the Trustee or the Paying Agent shall transfer any Cash M&T Distribution Adjustment that such Record Date Holders are entitled to receive, but without any interest thereon, to such Record Date Holder by wire transfer, or other appropriate procedures, in accordance with such instructions.
     Section 4.04. Delivery of any Non-cash M&T Distribution Adjustment. (a) In connection with a Non-cash M&T Distribution Adjustment, the Company shall deliver the amount of non-cash property (and any cash in lieu of fractional non-cash property pursuant to Section 4.02(f)) then due in connection with such Non-cash M&T Distribution Adjustment pursuant to Section 4.02 by delivery to the Trustee or the Paying Agent, for the benefit of the Exchange Date Holders, credited to an account at DTC in the name of the Trustee (or its nominee) or the Paying Agent for the benefit of the Exchange Date Holders by 9:30 a.m. (New York City time) on the date such Non-cash M&T Distribution Adjustment becomes due. Cash in lieu of fractional non-cash property delivered pursuant to this Section 4.04 shall be accompanied by a notice from the Company specifying the aggregate amount of cash to be paid in lieu of fractional non-cash property including the cash amount per Note. The Trustee shall have no responsibility for determining the aggregate amount of such cash or the amount of such cash per Note.

     (b) Any non-cash property delivered by the Trustee or the Paying Agent in connection with a Non-cash M&T Distribution Adjustment shall be registered, if applicable, in the name of the Exchange Date Holder or, if so specified in any instructions provided by such Exchange Date Holder to the Trustee or Paying Agent, in the name of a designee.
ARTICLE 5
Remedies
     Section 5.01. Events of Default. This Section 5.01 shall replace in its entirety Section 5.1 of the Original Indenture, and all references in the Original Indenture to “Section 5.1” shall be deemed a reference to this Section 5.01. An “Event of Default” with respect to the Notes shall mean any one of the following events:
     (a) default in the payment to Holders of the Notes of all or any part of the applicable Redemption Price as of the Maturity Date when due on the Maturity Date;
     (b) failure to deliver M&T Common Stock (including any cash in lieu of any fractional shares of M&T Common Stock pursuant to Section 3.06) in connection with a mandatory exchange of the Notes when due on the Exchange Date; or
     (c) failure to make any Cash M&T Distribution Adjustment or Non-cash M&T Distribution Adjustment (including any cash in lieu of any fractional non-cash property pursuant to Section 4.02(f)) when due.
     Section 5.02. Collection of Indebtedness and Suits for Enforcement by Trustee. This Section 5.02 shall replace in its entirety Section 5.3 of the Original Indenture. The Company covenants that, if an Event of Default has occurred and is continuing, the Company will, upon demand of the Trustee, pay and/or deliver to it, for the benefit of the Holders of the Notes and the Record Date Holders, as applicable, all property then due on the Notes for the Redemption Price, Cash M&T Distribution Adjustment, Non-cash M&T Distribution Adjustment and shares of M&T Common Stock, as applicable; and, in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.
     If an Event of Default with respect to the Notes occurs and is continuing, the Trustee (i) may in its discretion or (ii) shall, at the request of Holders of at least 25% in aggregate principal amount of the Outstanding Notes (or, if on or after the Exchange Date or Maturity Date, as applicable, and with respect to a failure to make any Cash M&T Distribution Adjustment or Non-cash M&T Distribution Adjustment when due (including cash in lieu of any fractional non-cash property), at the request of Record Date Holders or Exchange Date Holders entitled to at least 25% of the applicable Cash M&T Distribution Adjustment or Non-cash M&T Distribution Adjustment, respectively) and after such Holders of Notes (or Record Date Holders or Exchange Date Holders, as applicable) provide the Trustee with satisfactory indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request, and provided, that compliance with such request shall not be in conflict with any rule of law or with the Indenture or would not be unjustly prejudicial to the Holders of any Notes (or Record Date Holders or Exchange Date Holders, as applicable) not taking part in the request, as determined by the Trustee and subject to the right of the Trustee to take any action deemed proper by the Trustee, and not inconsistent with such request, proceed to protect and enforce its rights and the rights of the Holders of the Notes and/or the Record Date Holders, as applicable, by such appropriate judicial proceedings as the Trustee shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in the Indenture or in aid of the exercise of any power granted herein, or to enforce any other proper remedy, including the institution of proceedings in Ireland (but not elsewhere) for the winding-up of the Company.
     No recourse for the payment and/or delivery of any amount or property owing with respect to the Notes, or for any claim based thereon and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture, or in any Note, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, officer or director, past, present or future, of the Company or of any successor corporation of the Company, either directly or through the Company or any successor corporation of the Company, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, it being expressly understood that to the extent lawful all such liability is hereby expressly waived and released as a condition of, and as a consideration for, the execution of the Indenture and the issue of the Notes.
     Section 5.03. Application of Money and/or Property Collected. This Section 5.03 shall replace in its entirety Section 5.6 of the Original Indenture. Any money and/or property collected by the Trustee pursuant to Article 5 of this First Supplemental Indenture and Article V of the Original Indenture in respect of the Notes shall be applied in the following order, at the date or dates fixed by the Trustee:
     FIRST: To the payment of all amounts due to the Trustee under Section 6.8 of the Original Indenture as amended by Section 8.01 of this First

Supplemental Indenture and the Bank under Section 9 of the Security Agreement, solely in connection with any money and/or property collected by the Trustee in connection with any Cash M&T Distribution Adjustment paid after the applicable Collateral Release Date then due and unpaid and any Non-cash M&T Distribution Adjustment then due and unsatisfied;
     SECOND: To the payment of any cash amount then due and unpaid for the Redemption Price or any Cash M&T Distribution Adjustment, in respect of which or for the benefit of which such money has been collected, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes or pursuant to the Indenture;
     THIRD: To the delivery of any non-cash property (or payment of any cash in lieu of fractional non-cash property) then due and unsatisfied for the M&T Common Stock or any Non-cash M&T Distribution Adjustment, in respect of which or for the benefit of which such non-cash property has been collected, ratably, without preference or priority of any kind, according to the amounts due and deliverable on the Notes or pursuant to the Indenture;
     FOURTH: To the payment of all amounts due to the Trustee under Section 6.8 of the Original Indenture as amended by Section 8.01 of this First Supplemental Indenture and the Bank under Section 9 of the Security Agreement to the extent such payment has not been made under the “FIRST” clause above; and
     FIFTH: To the payment of the balance, if any, to the Company or any other Person or Persons legally entitled thereto.
     Section 5.04. Limitation on Suits. This Section 5.04 shall replace in its entirety Section 5.7 of the Original Indenture. No Holder of the Notes or Record Date Holder, as applicable, shall have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless:
     (a) such Holder of Notes or Record Date Holder, as applicable, has previously given written notice to the Trustee of a continuing Event of Default with respect to the Notes specifying such Event of Default and stating that such notice is a “Notice of Default” hereunder;
     (b) the Holders of at least 25% in aggregate principal amount of the Outstanding Notes (or, if on or after the Exchange Date or Maturity Date, as applicable, and with respect to a failure to make any Cash M&T Distribution Adjustment or Non-cash M&T Distribution Adjustment when due, Record Date Holders or Exchange Date Holders entitled to at least 25% of the applicable Cash M&T Distribution Adjustment or Non-cash M&T Distribution Adjustment, respectively) shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name, as Trustee hereunder;
     (c) such Holder of Notes or Record Date Holder, as applicable, has offered to the Trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request;
     (d) the Trustee for 10 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding;
     (e) no direction inconsistent with such written request has been given to the Trustee during such 10-day period by the Holders of a majority in principal amount of the Outstanding Notes (or, if on or after the Exchange Date or Maturity Date, as applicable, and with respect to a failure to make any Cash M&T Distribution Adjustment or Non-cash M&T Distribution Adjustment when due (including cash in lieu of any fractional non-cash property), Record Date Holders or Exchange Date Holders entitled to more than 50% of the applicable Cash M&T Distribution Adjustment or Non-cash M&T Distribution Adjustment, respectively); and
     (f) in the case of a proceeding for the winding-up of the Company in Ireland, such proceeding is in the name and on behalf of the Trustee to the same extent (but no further or otherwise) as the Trustee would have been entitled so to do;
it being understood and intended that no one or more Holders of the Notes or one or more Record Date Holders, as applicable, shall have any right in any manner whatever by virtue of, or by availing of any provision of the Indenture to affect, disturb or prejudice the rights of any other such Holders of the Notes or any other such Record Date Holders, as applicable, or to obtain or to seek to obtain priority or preference over any other such Holders of the Notes or any other such Record Date Holders, as applicable, or to enforce any right under the Indenture, except in the manner herein provided and for the equal and ratable benefit of all Holders of Notes or all Record Date Holders, as applicable.
     Section 5.05. Unconditional Right of Holders to Receive Redemption Price, M&T Common Stock, Cash M&T Distribution Adjustment and Non-cash M&T Distribution Adjustment, if any. (a) This Section 5.05 shall replace in its entirety Section 5.8 of the Original Indenture. Notwithstanding any other provision in the Indenture, each Holder of Notes and each Record Date Holder, as applicable, shall have the right, which is absolute and unconditional, to receive the Redemption Price, the shares of M&T Common Stock, any Cash M&T Distribution Adjustment and any Non-cash M&T Distribution Adjustment, as applicable, with respect to the Notes on their respective due dates, and to institute suit for the enforcement of any such payment and/or delivery, and such rights shall not be impaired without the consent of such Holder of Notes or Record Date Holder, as applicable.
     (b) Notwithstanding anything to the contrary, nothing shall impair the right of a Holder of Notes or a Record Date Holder, as applicable, absent such Holder’s or Record Date Holder’s consent, to sue for any payments and/or deliveries due but not paid and/or delivered with respect to such Notes.
     Section 5.06. Control By Holders. This Section 5.06 shall replace in its entirety Section 5.12 of the Original Indenture, and all references in the Original Indenture to “Section 5.12” shall be deemed a reference to this Section 5.06. Subject to Section 6.4(e) of the Original Indenture, the Holders of a majority in aggregate principal amount of the Outstanding Notes (or, if on or after the Exchange Date or Maturity Date, as applicable, and with respect to a failure to make any Cash M&T Distribution Adjustment or Non-cash M&T Distribution Adjustment when due (including cash in lieu of any fractional non-cash property), Record Date Holders or Exchange Date Holders entitled to more than 50% of the applicable Cash M&T Distribution Adjustment or Non-cash M&T Distribution Adjustment, respectively) shall have the right to direct the time, method and place of conducting any proceeding in the name of and on behalf of the Trustee for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee with respect to the Notes; provided that
     (a) such direction shall not be in conflict with any rule of law or with the Indenture;
     (b) such direction shall not be unjustly prejudicial to the Holders of Notes or Record Date Holders, as applicable, not taking part in the direction, as determined by the Trustee; and
     (c) the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.
     Section 5.07. Waiver of Past Events of Default. This Section 5.07 shall replace in its entirety Section 5.13 of the Original Indenture, and all references in the Original Indenture to “Section 5.13” shall be deemed a reference to this Section 5.07. The Holders of a majority of the aggregate principal amount of the Outstanding Notes may, on behalf of the Holders of all Outstanding Notes, waive any past Event of Default, except that the consent of each Holder of a Note affected thereby (or, if on or after the Exchange Date or Maturity Date, as applicable, and with respect to a failure to make any Cash M&T Distribution Adjustment or Non-cash M&T Distribution Adjustment when due (including cash in lieu of any fractional non-cash property), each Record Date Holder or

Exchange Date Holder affected thereby) is required to waive any Event of Default in respect of:
     (a) the Company’s failure to pay the applicable Redemption Price when due on the Maturity Date;
     (b) the Company’s failure to make any Cash M&T Distribution Adjustment or Non-cash M&T Distribution Adjustment (including cash in lieu of any fractional non-cash property) when due;
     (c) if the Exchange Condition has been satisfied, the Company’s failure to deliver the aggregate number of shares of M&T Common Stock required to exchange all of the Outstanding Notes on the Exchange Date (including cash in lieu of any fractional shares of M&T Common Stock), unless such failure is due to the occurrence of a Regulatory Event; or
     (d) a covenant or provision of the Indenture which under Article IX of the Original Indenture and Article 6 of this First Supplemental Indenture cannot be modified or amended without the consent of each Holder of Notes or Record Date Holder, as applicable.
     Section 5.08. Undertaking For Costs. This Section 5.08 shall replace in its entirety Section 5.14 of the Original Indenture, and all references in the Original Indenture to “Section 5.14” shall be deemed a reference to this Section 5.08. All parties to the Indenture agree, and each Holder of Notes and each Record Date Holder, as applicable, by his or her acceptance thereof shall be deemed to have agreed, that any court may in its discretion require, in any suit for the enforcement of any right or remedy under the Indenture, or in any suit against the Trustee for any action taken, suffered or omitted by it as Trustee, the filing by any party litigant to such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant; but the provisions of this Section 5.08 shall not apply to any suit instituted by the Trustee, to any suit instituted by any Holder of the Notes or Record Date Holder, as applicable, or group of Holders of the Notes or Record Date Holders, as applicable, holding in the aggregate more than 10% in principal amount of the Outstanding Notes (or, if on or after the Exchange Date or Maturity Date, as applicable, and with respect to any Cash M&T Distribution Adjustment or Non-cash M&T Distribution Adjustment, Record Date Holders or Exchange Date Holders entitled to more than 10% of the applicable Cash M&T Distribution Adjustment or Non-cash M&T Distribution Adjustment, respectively), or to any suit instituted by any Holder of the Notes or Record Date Holder for the enforcement of the right to receive the Redemption Price, the shares of M&T

Common Stock, Cash M&T Distribution Adjustment and Non-cash M&T Distribution Adjustment, as applicable, with respect to the Notes on or after the respective due dates.
     Section 5.09. Notice Of Defaults. This Section 5.09 shall replace in its entirety Section 6.3 of the Original Indenture. Within two Business Days after the occurrence of any Event of Default with respect to the Notes, the Trustee shall transmit in the manner and to the extent provided in Section 1.7 of the Original Indenture to Holders of Notes or Record Date Holders, as applicable, notice of such Event of Default hereunder actually known to the Trustee, unless such Event of Default shall have been cured or waived before the mailing of such notice.
ARTICLE 6
Supplemental Indentures
     Section 6.01. Supplemental Indentures with Consent of Holders. In addition to the indenture or indentures supplemental to the Indenture described in Section 9.2 of the Original Indenture that may not be entered into without the consent of the Holder of each Outstanding Note affected thereby, no indenture or indenture supplemental to the Indenture may, without the consent of the Holder of each Outstanding Note (or, in the case of any supplemental indenture that relates to a Cash M&T Distribution Adjustment or Non-cash M&T Distribution Adjustment, without the consent of each Record Date Holder or each Exchange Date Holder entitled to the applicable Cash M&T Distribution Adjustment or Non-cash M&T Distribution Adjustment) affected thereby:
     (a) change the amount or type of Collateral required to be deposited into the Control Account and pledged to the Trustee for the benefit of the Trustee and the Holders of the Notes and the Record Date Holders;
     (b) reduce the Exchange Ratio, other than pursuant to the adjustments set forth in Section 4.01;
     (c) reduce the applicable Redemption Price (other than as provided for in the definition of “Redemption Price” contained in Section 1.03);
     (d) reduce any Cash M&T Distribution Adjustment or Non-cash M&T Distribution Adjustment or make any adverse change to the rights of Record Date Holders or Exchange Date Holders to receive such Cash M&T Distribution Adjustment or Non-cash M&T Distribution Adjustment, respectively;
     (e) change any date for payment and/or delivery of the applicable Redemption Price, M&T Common Stock, any Cash M&T Distribution Adjustment or any Non-cash M&T Distribution Adjustment; or

     (f) change in any manner adverse to the interests of the Holders of Notes the provisions of the Indenture relating to the mandatory exchange of Notes, including the terms of a Regulatory Event or the Exchange Condition.
ARTICLE 7
Covenants; Acknowledgements
     Section 7.01. Performance under Notes. The Company covenants and agrees for the benefit of the Holders from time to time of the Notes and the Record Date Holders from time to time that it will duly and punctually perform all its obligations under the Notes and the Indenture in accordance with their terms.
     Section 7.02. Further Instruments And Acts. Upon request of the Trustee, the Company shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out the purposes of the Indenture and the Notes.
     Section 7.03. Company to Furnish Trustee Names and Addresses of Holders. This Section 7.03 shall replace in its entirety Section 7.1 of the Original Indenture, and all references in the Original Indenture to “Section 7.1” shall be deemed a reference to this Section 7.03. The Company, with respect to the Notes, shall furnish or cause to be furnished to the Trustee not more than two Business Days after request by the Trustee of a list, in such form as the Trustee may reasonably require, of the names and addresses of the Holders of the Notes or the Record Date Holders as of a specified date.
     The Company need not furnish or cause to be furnished to the Trustee pursuant to this Section 7.03 the names and addresses of the Holders of the Notes or the Record Date Holders so long as the Trustee acts as Senior Debt Security Registrar with respect to the Notes.
     Section 7.04. M&T Common Stock. The Company covenants and agrees for the benefit of the Holders and Record Date Holders from time to time of the Notes that it will not, prior to the exchange or redemption of the Notes, as applicable (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any M&T Common Stock or any security convertible into or exercisable or exchangeable for M&T Common Stock or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of M&T Common Stock, whether any such transaction described in clause (i) or (ii) above is settled by delivery of M&T Common Stock or such other securities, in cash or otherwise.

     Section 7.05. Charges and Taxes. Notwithstanding anything to the contrary in the Indenture, the Company shall pay all documentary, stamp or similar transfer tax due on the registration, exchange or transfer of the shares of M&T Common Stock, any Cash M&T Distribution Adjustment or any Non-cash M&T Distribution Adjustment pursuant to the terms of the Notes, the Indenture and the Security Agreement.
     Section 7.06. Notices to the New York Stock Exchange. The Company covenants and agrees for the benefit of the Holders and Record Date Holders from time to time of the Notes to provide written notice to the New York Stock Exchange (i) of the date of the Extraordinary General Meeting as soon as it is known to the Company, (ii) promptly after the Exchange Condition is satisfied, or if the Exchange Condition has not been satisfied by November 8, 2010, promptly thereafter, whether the Exchange Condition has been satisfied and whether the Notes will be exchanged on the Exchange Date or redeemed on the Maturity Date, as the case may be, and (iii) of any future record date for any Cash M&T Distribution Adjustment or Non-cash M&T Distribution Adjustment with respect to the Notes not later than one Business Day after M&T publicly announces the record date for any Qualifying Distribution. Such record date for the Notes will be the same as the record date for such Qualifying Distribution.
     Section 7.07. Notice with Respect to Delayed Payment Date. In connection with a Qualifying Distribution, the Company shall provide written notice to the Trustee on the applicable Delayed Payment Date if M&T does not pay a Qualifying Distribution that includes cash on or prior to such Delayed Payment Date. Such notice shall include information about the record date, scheduled payment date and amount of such Qualifying Distribution and shall contain wire transfer instructions to be used by the Trustee in paying to the Company on the Collateral Release Date the funds to be released from the Control Account pursuant to the Security Agreement.
     Section 7.08. Notice in Form of Officer’s Certificate. Any notice to be delivered by the Company to the Trustee pursuant to the terms of this First Supplemental Indenture, the Security Agreement or the Notes shall be in the form of an Officer’s Certificate.
     Section 7.09. Additional Amounts. This Section 7.09 shall replace in its entirety Section 10.4 of the Original Indenture, and all references in the Original Indenture to “Section 10.4” shall be deemed a reference to this Section 7.09. Any amounts (including capital stock or other non-cash property) to be paid and/or delivered by the Company with respect to the Notes (the “Original Amount”) will be paid without deduction or withholding for, or on account of, any and all present or future taxes, duties, assessments or other governmental charges (“Taxes”) now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of Ireland (the “Taxing Jurisdiction”), unless such deduction or withholding is required by law. If any such Taxes shall at any time be required by the Taxing Jurisdiction to be deducted or withheld, the Company will pay such additional amounts of, or in respect of, the Original Amount (“Additional Amounts”) as may be necessary in order that the net amounts paid to the Holders of the Notes or the Record Date Holders, as applicable, after such deduction or withholding, shall equal such Original Amount, had no such deduction or withholding been required; provided that the foregoing will not apply to any such Taxes that would not have been payable or due but for the fact that (i) the Holder or the Beneficial Owner of the Notes or the Record Date Holder, as applicable, is a domiciliary, national or resident of, or engages in business or maintains a permanent establishment or is physically present in, the Taxing Jurisdiction requiring such deduction or withholding of Taxes, or otherwise has some connection with the Taxing Jurisdiction other than the holding or ownership of the Notes, or the collection of the Original Amount, (ii) except in the case of a winding-up of the Company in Ireland the Notes are presented for payment and/or exchange in Ireland, (iii) the relevant Notes are presented for payment and/or delivery more than thirty (30) days after the date payment and/or delivery became due or was provided for, whichever is later, except to the extent that the Holder of the Notes or the Record Date Holder, as applicable, would have been entitled to such Additional Amounts on presenting the same for payment and/or delivery at the close of such 30-day period, (iv) the Holder or the Beneficial Owner of the Notes or the Record Date Holder, as applicable, or the Beneficial Owner of any payment and/or delivery of the Original Amount failed to make any necessary claim or to comply with any certification, identification or other requirements concerning the nationality, residence, identity or connection with the taxing jurisdiction of such Holder or Beneficial Owner of the Notes or Record Date Holder, as applicable, if such claim or compliance is required by statute, treaty, regulation or administrative practice of the Taxing Jurisdiction as a condition to relief or exemption from such Taxes, (v) such Taxes are imposed on a payment to an individual and are required to be made pursuant to the Directive on the Taxation of Savings 2003/48/EC (the “Directive”) adopted by the Council of the European Union on June 3, 2003, or any law implementing or complying with, or introduced in order to conform to, such Directive, (vi) the Notes are presented for payment or exchange by or on behalf of a Holder who would have been able to avoid such Taxes by presenting or exchanging the relevant Notes to another Paying Agent in a member state of the European Union or elsewhere or (vii) if such Taxes would not have been so imposed, or would have been excluded pursuant to clauses (i) through (vi) above inclusive, if the Beneficial Owner of, or person ultimately entitled to obtain an interest in, such Notes had been the Holder of such Notes. Whenever in the Indenture there is mentioned, in any context, the payment and/or delivery of the Original Amount, on or in respect of any Note, such mention shall be deemed to include mention of the payment of Additional Amounts provided for in this Section to the extent that, in such context,

Additional Amounts are, were or would be payable in respect thereof pursuant to the provisions of this Section and as if express mention of the payment of Additional Amounts (if applicable) were made in any provisions hereof where such express mention is not made.
     Section 7.10. Treatment of the Notes for United States Federal Income Tax Purposes. The Company and each Holder of the Notes (and any successor Holder of, or Beneficial Owner of, the Notes), by its respective purchase of the Notes, agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize the Notes for all tax purposes as a forward purchase contract to purchase shares of M&T Common Stock on the Exchange Date, coupled with a deposit of a fixed amount of cash, equal to the issue price, to secure the Holder’s obligation under the forward purchase contract.
ARTICLE 8
The Trustee
     Section 8.01. Compensation and Reimbursement. Section 6.8 of the Original Indenture shall be amended by replacing the last sentence thereof with the following:
     “As security for the performance of the obligations of the Company under this Section, the Trustee shall have a lien upon all amounts held in the Control Account, which obligations shall be payable out of the Collateral only to the extent of Collateral in excess of all amounts payable to or for the benefit of the Holders of the Notes and the Record Date Holders pursuant to the terms of the Indenture.”
     Section 8.02. Calculations. Notwithstanding anything herein to the contrary, the Trustee shall not be responsible for calculating the Redemption Price (including the amount of any reduction therefrom), the number of shares of M&T Common Stock exchangeable per Note on the Exchange Date, the aggregate amount of cash payable in lieu of fractional shares of M&T Common Stock per Note or the aggregate amount of cash payable in lieu of fractional non-cash property in connection with a Non-cash M&T Distribution Adjustment per Note, all of which determinations shall be made by the Company.
ARTICLE 9
Satisfaction And Discharge
     Section 9.01. Satisfaction and Discharge of Indenture. This Section 9.01 shall replace in its entirety Article IV of the Original Indenture. The Indenture shall upon Company Request cease to be of further effect with respect to the Notes (except as to any surviving rights of registration of transfer, redemption or exchange of the Notes expressly provided for) and the Trustee, at the expense of the Company, shall execute proper instruments acknowledging satisfaction and discharge of the Indenture with respect to the Notes when:
     (a) all Notes theretofore authenticated and delivered (other than (x) Notes that have been destroyed, lost or stolen and that have been replaced or paid as provided in Section 3.6 of the Original Indenture and (y) Notes for which the applicable Redemption Price has theretofore been deposited in trust and segregated and held in trust and thereafter returned to the Company as provided in Section 2.05) have been delivered to the Trustee for cancellation;
     (b) the Company has paid and/or delivered or caused to be paid and/or delivered all other amounts or property payable and/or deliverable hereunder by the Company with respect to the Notes; and
     (c) the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to the satisfaction and discharge of the Indenture with respect to the Notes have been complied with.
     Notwithstanding any satisfaction and discharge of the Indenture with respect to the Notes, the obligations of the Company to the Trustee under Section 6.8 of the Original Indenture as amended by Section 8.01 of this First Supplemental Indenture and the obligations of the Trustee to any Authenticating Agent under Section 6.15 of the Original Indenture shall survive.
[SIGNATURES ON THE FOLLOWING PAGE]

     IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.

Present when the common seal of ALLIED IRISH BANKS, P.L.C. was affixed to this Indenture:
By:
Name:
	Title:	Director

By:
Name:
	Title:	Director/Secretary

[Signature Page to First Supplemental Indenture]

THE BANK OF NEW YORK MELLON, as Trustee
By:
Name:
Title:

[Signature Page to First Supplemental Indenture]

EXHIBIT A
     THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE OF A DEPOSITARY OR A SUCCESSOR DEPOSITARY OR A NOMINEE THEREOF. THIS NOTE IS NOT EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.
     UNLESS AND UNTIL IT IS EXCHANGED, IN WHOLE OR IN PART, FOR NOTES IN DEFINITIVE REGISTERED FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.
     UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

1

ALLIED IRISH BANKS, P.L.C.
Certificate No. [     ]
Contingent Mandatorily Exchangeable Notes due November 15, 2010 (the “Notes”)
CUSIP No. 019228 709
All capitalized terms used herein and not defined herein that are defined in the Indenture (as defined on the reverse hereof) have the meaning set forth therein. The term “each Note” when used herein shall mean each $77.50 principal amount of the Notes, the term “per Note” when used herein shall mean per $77.50 principal amount of the Notes and each reference herein to a number of Notes shall mean a number of Notes each with a $77.50 principal amount.
Allied Irish Banks, public limited company, a public limited company incorporated in Ireland (the “Company,” which term includes any successor corporation or other entity under the Indenture), for value received, hereby promises, with respect to the number of Notes shown on Schedule A hereto, to pay and/or deliver to Cede & Co., or its registered assigns, (i) if the Exchange Condition has been satisfied and a Regulatory Event has not occurred, on the Exchange Date, a number of shares of common stock, $0.50 par value (“M&T Common Stock”), of M&T Bank Corporation, a New York corporation (“M&T”), per Note equal to the Exchange Ratio (as of the Exchange Date) and any Cash M&T Distribution Adjustment or Non-cash M&T Distribution Adjustment per Note on the day such Cash M&T Distribution Adjustment or Non-cash M&T Distribution Adjustment becomes due or (ii) if the Exchange Condition has not been satisfied or if the Exchange Condition has been satisfied but a Regulatory Event has occurred, on November 15, 2010 (the “Maturity Date”), the Redemption Price (as of the Maturity Date) per Note and any Cash M&T Distribution Adjustment per Note on the day such Cash M&T Distribution Adjustment becomes due, in each case in accordance with the rules and procedures of DTC, all as provided in the Indenture and more fully described on the reverse hereof.
No interest shall accrue or be paid with respect to the Notes.
The provisions on the back of this certificate are incorporated as if set forth on the face hereof.
[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

2

IN WITNESS WHEREOF, Allied Irish Banks, p.l.c. has caused this instrument to be duly signed.

Present when the common seal of ALLIED IRISH BANKS, P.L.C. was affixed to this instrument:
By:
Name:
	Title:	Director

By:
Name:
	Title:	Director/Secretary

Dated:

3

CERTIFICATE OF AUTHENTICATION OF TRUSTEE
     This is one of the Notes referred to in the within-mentioned Indenture.
Dated:

By:	THE BANK OF NEW YORK MELLON,
as Trustee

By:
Authorized Signatory

4

[REVERSE OF NOTE]
ALLIED IRISH BANKS, P.L.C.
Contingent Mandatorily Exchangeable Notes due November 15, 2010
     1. No Interest. No interest shall accrue or be paid with respect to the Notes.
     2. Maturity Date. The Notes shall mature on November 15, 2010.
     3. Method of Payment. Except as provided in the Indenture, the Company shall pay and/or deliver any Cash M&T Distribution Adjustment and any Non-cash M&T Distribution Adjustment on the Notes to the Record Date Holders and the Exchange Date Holders, respectively, by crediting an account at DTC in the name of the Trustee (or its nominee) or the Paying Agent for the benefit of the Record Date Holders or Exchange Date Holders, as applicable, in accordance with DTC’s procedures. Subject to compliance with the applicable conditions set forth in the Indenture, upon book-entry transfer of the Notes or delivery of the Notes to the Trustee with appropriate and duly completed instructions on the Exchange Date (in connection with a mandatory exchange of the Notes) or the Maturity Date (in connection with a redemption of the Notes), the Trustee shall authorize the delivery through DTC of the shares of M&T Common Stock or pay the Redemption Price, as applicable, but without any interest thereon, to the Holder hereof by wire transfer (in connection with a redemption of the Notes) or book-entry transfer (in connection with a mandatory exchange of the Notes), or other appropriate procedures, in accordance with such instructions. The Company will pay, in money of the United States that at the time of payment is legal tender for payment of public and private debts, all amounts payable in cash with respect to the Notes.
     4. Indenture. The Company issued the Notes under a Senior Debt Securities Indenture dated as of June 2, 2008 (the “Original Indenture”), as supplemented by the First Supplemental Indenture dated as of October 13, 2010 (the “First Supplemental Indenture” and the Original Indenture, as supplemented by the First Supplemental Indenture, the “Indenture”) between the Company and The Bank of New York Mellon, as trustee (the “Trustee”). The Bank of New York Mellon shall also be the initial Paying Agent. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S. Code §§ 77aaa-77bbbb) (the “TIA”) as amended and in effect from time to time. The Notes are one of a series of Senior Debt Securities under the Indenture. Except to the extent described in Section 8 below, the Notes are general unsecured senior obligations of the Company limited to an aggregate number of 26,700,000 Notes Outstanding at any time.
     5. Mandatory Exchange. If the Exchange Condition is satisfied and a Regulatory Event has not occurred, the Notes shall be exchanged for M&T Common Stock on the Exchange Date. The Notes shall be exchanged, with respect to each Note, for a number of shares of M&T Common Stock equal to the Exchange Ratio.
     6. Mandatory Redemption. If the Exchange Condition has not been satisfied, or if the Exchange Condition has been satisfied but a Regulatory Event has occurred, the Notes shall be redeemed on the Maturity Date at a price per Note equal to the Redemption Price.

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     7. Cash M&T Distribution Adjustment and Non-cash M&T Distribution Adjustment. If M&T declares a dividend or other distribution on M&T Common Stock having an ex-dividend date after the Pricing Date and a record date prior to the Exchange Date or the Maturity Date, as applicable, (a “Qualifying Distribution”) and (i) if such Qualifying Distribution includes cash, the record Holders of Notes as of the close of business on the record date for such Qualifying Distribution (the “Record Date Holders”) shall receive a Cash M&T Distribution Adjustment and/or (ii) if such Qualifying Distribution includes non-cash property, including shares of capital stock, securities or other property, and if the Notes are exchanged for M&T Common Stock, the Exchange Date Holders shall receive a Non-cash M&T Distribution Adjustment, all as set forth in the Indenture.
     8. Cash Collateral Amount. Pursuant to the Security Agreement, upon issuance of the Notes, the Company shall pledge an amount of cash equal to 101% of the aggregate principal amount of the Notes to secure all cash payments the Company is required to make, whether in connection with the redemption of the Notes, if applicable, or any Cash M&T Distribution Adjustment, if applicable.
     9. Denominations, Transfer, Exchange. The Notes shall be issued only in registered form without coupons in denominations of $77.50 and any integral multiples thereof. The transfer of Notes may be registered and Notes may be exchanged or redeemed as provided in the Indenture. The Company shall pay all documentary, stamp or similar transfer tax due on the registration, exchange or transfer of the Notes, the shares of M&T Common Stock, any Cash M&T Distribution Adjustment or any Non-cash M&T Distribution Adjustment, as applicable, pursuant to the terms of the Notes, the Indenture and the Security Agreement.
     10. Amendments and Supplements. The Indenture contains provisions permitting the Company and the Trustee in certain circumstances, without the consent of the Holders of the Notes or the Record Date Holders, as applicable, and in other circumstances, with the consent of the Holders of the Notes or Record Date Holders, as applicable, as in the Indenture provided, to enter into a supplemental indenture to amend or supplement the terms of the Indenture and the Notes as described therein.
     11. Defaults and Remedies; Waivers. In case an Event of Default with respect to the Notes specified in Section 5.01 of the First Supplemental Indenture occurs and is continuing, the Trustee (i) may in its discretion or (ii) shall, at the request of Holders of at least 25% in aggregate principal amount of the Outstanding Notes (or, if on or after the Exchange Date or Maturity Date, as applicable, and with respect to a failure to make any Cash M&T Distribution Adjustment or Non-cash M&T Distribution Adjustment when due, at the request of Record Date Holders or Exchange Date Holders entitled to at least 25% of the applicable Cash M&T Distribution Adjustment or Non-cash M&T Distribution Adjustment, respectively) and after such Holders of Notes (or Record Date Holders or Exchange Date Holders, as applicable) provide the Trustee with satisfactory indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request, and provided, that compliance with such request shall not be in conflict with any rule of law or with the Indenture or would not be unjustly prejudicial to the Holders of any Notes (or Record Date Holders or Exchange Date Holders, as applicable) not taking part in the request, as determined by the Trustee and subject to the right of the Trustee to take any action deemed proper by the Trustee, and not inconsistent with such

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request, proceed to protect and enforce its rights and the rights of the Holders of the Notes or Record Date Holders, as applicable, by such appropriate judicial proceedings as the Trustee shall deem most effectual to protect and enforce any such rights.
Subject to Section 5.06 of the First Supplemental Indenture, the Holders of a majority in aggregate principal amount of the Outstanding Notes (or, if on or after the Exchange Date or Maturity Date, as applicable, and with respect to a failure to make any Cash M&T Distribution Adjustment or Non-cash M&T Distribution Adjustment when due, Record Date Holders or Exchange Date Holders entitled to more than 50% of the applicable Cash M&T Distribution Adjustment or Non-cash M&T Distribution Adjustment, respectively) shall have the right to direct the time, method and place of conducting any proceeding in the name of and on the behalf of the Trustee for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes; provided, however, that this direction must not be in conflict with any rule of law or the Indenture, and must not be unjustly prejudicial to the Holder of Notes or Record Date Holders, as applicable, not taking part in the direction, as determined by the Trustee.
It is also provided in the Indenture that, subject to certain exceptions, without the consent of each affected Holder of the Notes (or, if on or after the Exchange Date or Maturity Date, as applicable, and with respect to a failure to make any Cash M&T Distribution Adjustment or Non-cash M&T Distribution Adjustment when due, without the consent of each affected Record Date Holder or Exchange Date Holder, respectively) certain modifications or waivers of existing defaults cannot be made.
     12. Treatment of the Notes for United States Federal Income Tax Purposes. The Company and each Holder of the Notes (and any successor Holder of, or Beneficial Owner of, the Notes), by its respective purchase of the Notes, agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize the Notes for all tax purposes as a forward purchase contract to purchase shares of M&T Common Stock on the Exchange Date, coupled with a deposit of a fixed amount of cash, equal to the issue price, to secure the Holder’s obligation under the forward purchase contract.
     13. Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent in accordance with the Indenture.
     14. Abbreviations. Customary abbreviations may be used in the name of a Holder of the Note or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entirety), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (Uniform Gifts to Minors Act).

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THE COMPANY SHALL FURNISH TO ANY HOLDER UPON WRITTEN REQUEST AND WITHOUT CHARGE A COPY OF THE INDENTURE. REQUESTS MAY BE MADE TO:
Allied Irish Banks, public limited company
405 Park Avenue
New York, New York 10022
Attention: General Manager

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FORM OF ASSIGNMENT
I or we assign to
PLEASE INSERT SOCIAL SECURITY OR OTHER
IDENTIFYING NUMBER

(please print or type name and address)

the within Note and all rights thereunder, and hereby irrevocably constitute and appoint attorney to transfer the Note on the books of the Company with full power of substitution in the premises.

Dated:

NOTICE: The signature on this assignment must correspond with the name as it appears upon the face of the within Note in every particular without alteration or enlargement or any change whatsoever and be guaranteed by a guarantor institution participating in the Securities Transfer Agents Medallion Program or in such other guarantee program acceptable to the Senior Debt Security Registrar.

Signature Guarantee:

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SCHEDULE A
SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE
Allied Irish Banks, p.l.c.
Contingent Mandatorily Exchangeable Notes due November 15, 2010
The initial number of Notes represented by this Global Note is 26,700,000. The following increases or decreases in the number of Notes represented by this Global Note have been made:

Number of Notes
	Amount of	Amount of	represented by this	Signature of
	decrease in number	increase in number	Global Note	authorized
	of Notes	of Notes	following such	signatory of
	represented by this	represented by this	decrease or	Trustee or
Date of Exchange	Global Note	Global Note	increase	Custodian

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